Voxware Announces Fiscal 2005 First Quarter Results

Improved Financial Performance Spurred by
102% Revenue Increase, Operating Cash Flow Positive for Reporting Period

PRINCETON, NJ -- November 11, 2004 -- Voxware, Inc. (OTC: VOXW), a leading supplier of voice-based solutions for the logistics workforce, announced financial results for the quarter ending September 30, 2004.

Three Months Ended September 30
	2004	2003	% Change
	(in thousands, except gross margin data)		(positive numbers indicate favorable variance, numbers in () indicate unfavorable variance)
Total Revenues	$ 2,894	$ 1,433	+102%
Net Income/(Loss)	$ (525)	$ (2,052)	+74%

"We are starting off fiscal 2005 with strong momentum, and have achieved significant milestones," stated Tom Drury, Voxware's CEO. "Voxware was cash flow positive for the quarter, increasing its cash balances by 20%. We increased revenues by more than 100% from the same period last year, and we made substantial progress toward profitability. Our progress on an operating basis has been particularly impressive; when you exclude $356,000 in amortization of deferred employee compensation, a non-cash item, our net loss for the quarter is reduced to $169,000. We continue to win new customers and new business, some of which we have announced recently, and existing customers continue additional deployments of VoiceLogistics to new facilities."

About Voxware

Voxware's corporate headquarters are in Princeton, New Jersey, with operating offices in Cambridge, Massachusetts and the United Kingdom. Additional information about Voxware can be obtained on the Internet at www.voxware.com.

For Additional Information:

Press Contact: Investor Relations Contact:

Steve Gerrard Investor-Relations@voxware.com

Voxware, Inc.

609.514.4100 x4110

This news release may contain forward-looking statements. Such statements are subject to certain factors that may cause Voxware's plans to differ or results to vary from those expected including the risks associated with Voxware's need to introduce new and enhanced products and services in order to increase market penetration and the risk of obsolescence of its products and services due to technological change; Voxware's need to attract and retain key management and other personnel with experience in providing integrated voice-based solutions for logistics, specializing in the supply chain sector; the potential for substantial fluctuations in Voxware's results of operations; competition from others; Voxware's evolving distribution strategy and dependence on its distribution channels; the potential that speech products will not be widely accepted; Voxware's need for additional capital; and a variety of risks set forth from time to time in Voxware's filings with the Securities and Exchange Commission. Voxware undertakes no obligation to publicly release results of any of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.